EXHIBIT 10.11

Patrick J. Dempsey President and Chief Executive Officer pjdempsey@BGInc.com	123 MAIN STREET BRISTOL, CT 06010-6307	T: 860.973-2121 F: 860.582-3228 BGInc.com

October 24, 2019

Mr. Stephen Moule
500 Country Club Drive
Greensboro, North Carolina 27408

Dear Stephen:

We are pleased to offer you the position of Senior Vice President, Barnes Group Inc. and President, Barnes Industrial (“Barnes Group” or the “Company”) at an annual salary of $500,000 (paid monthly in advance), effective November 18, 2019, or your date of employment. In this position you will report to me and be headquartered in Farmington, Connecticut.

Effective January 1, 2020 (or the effective date of your employment, if later than 1/1/2020, on a pro-rated basis), you will participate in the Performance-Linked Bonus Plan for Selected Executive Officers. Your target incentive under this plan is 50% of base salary, with a maximum payout of 150% of base salary. Your incentive payout will be based on 60% Barnes Industrial results and 40% Barnes Corporate results. Performance measures will be communicated in early 2020 once approved by the Compensation and Management Development Committee of the Board of Directors. Your total cash compensation package is $750,000 at target and $1,250,000 at maximum on an annualized basis. Payouts are subject to the provisions of the plan and are normally paid in late February of the year immediately following the plan year (i.e., payouts for the 2020 plan year are expected to be paid in late February, 2021). You must be employed on the date bonuses are paid to be eligible for a payout.

You will receive a special one-time cash award, payable within 30 days from your date of employment, in the amount of $306,000 (less applicable tax withholdings) in lieu of your 2019 annual cash incentive award, and in lieu of other annual allowances you were eligible to receive from your prior employer. The cash award is subject to full reimbursement to Barnes Group Inc. should you voluntarily terminate your employment within one-year of payment.

You will also receive a special one-time cash award, payable on or about February 28, 2021, in the amount of $170,000 (less applicable tax withholdings) which represents fifty-percent (50%) of the imputed value of your long-term cash equivalent plan with your prior employer. The cash award is subject to full reimbursement to Barnes Group Inc. should you voluntarily terminate your employment within one-year of payment.

Effective on your date of employment, you will be awarded long-term equity as follows:

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9,009 Stock Options, with an exercise price equal to the fair market value of Barnes Group’s stock (as defined in the 2014 Barnes Group Inc. Stock and Incentive Award Plan) on the grant date. These options will vest one-third each on the 18th, 30th, and 42nd month anniversaries of the date of grant. Stock options are a speculative financial vehicle driven solely by stock price appreciation. Fair market value stock options have no intrinsic value absent such appreciation.

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2,843 Time-vested Restricted Stock Units, with each unit having the equivalent value of one share of Barnes Group stock. The restrictions will lapse one-third each on the 18th, 30th, and 42nd month anniversaries of the date of grant. You will receive dividends on these restricted stock units as such dividends are declared by the Company.

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4,738 Performance Share Awards, with each unit having the equivalent value of one share of Barnes Group stock. Performance share awards are based on three equally weighted measures and vest on the basis of the

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▪	performance of Barnes Group over three years. Two of the performance measures, Total Shareholder Return (TSR) and EBITDA Growth are measured on a relative basis against the Russell 2000 companies.

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The third measure, Return on Invested Capital (ROIC), is measured on an absolute basis against “pre-established targets” as set by the Compensation and Management Development Committee of the Board of Directors. Shares earned, if any, will be paid out upon vesting. Dividends will accrue on this performance share award and be paid in the same ratio as the underlying shares.

You will be eligible for annual long-term awards beginning with the 2021 grant cycle. Your current target value for annual long-term compensation is $500,000. We currently expect these awards to be in the form of stock options, restricted stock units, and performance share awards. All awards are subject to the discretion of the Compensation and Management Development Committee.

In addition, you will also receive a special one-time equity grant, currently valued at approximately $315,000, as follows:

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5,676 stock options with an exercise price equal to the fair market value of Barnes Group’s stock (as defined in the 2014 Barnes Group Inc. Stock and Incentive Award Plan) on the grant date. These options will vest one-third each on the 18th, 30th, and 42nd month anniversaries of the date of grant. Stock options are a speculative financial vehicle driven solely by stock price appreciation. Fair market value stock options have no intrinsic value absent such appreciation.

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1,791 time-vested restricted stock units, with each unit having the equivalent value of one share of Barnes Group stock. The restrictions will lapse one-third each on the 18th, 30th, and 42nd, month anniversaries of the date of grant. You will receive dividends on these restricted stock units as such dividends are declared by the Company.

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2,985 performance share awards, with each unit having the equivalent value of one share of Barnes Group stock. Performance share awards are based on three equally weighted measures and vest on the basis of the performance of Barnes Group over three years. Two of the performance measures, Total Shareholder Return (TSR) and EBITDA Growth are measured on a relative basis against the Russell 2000 companies. The third measure, Return on Invested Capital (ROIC), is measured on an absolute basis against “pre-established targets” as set by the Compensation and Management Development Committee of the Board of Directors. Shares earned, if any, will be paid out upon vesting. Dividends will accrue on this performance share award and be paid in the same ratio as the underlying shares.

You will be expected to sign an agreement that provides that, in certain circumstances, you may be subject to a “claw back” of any cash or equity awards earned if the Company restates its financial results lower than those upon which awards were calculated (with the exception of restatements not caused by misconduct or error) to comply with generally accepted accounting principles.

Stock ownership guidelines have been established for our leadership team to ensure that management’s interests are aligned with our stockholders’ interests. The guideline for your position is three times your base salary. Ownership includes directly and beneficially owned shares, stock retained following the distribution of vested restricted stock units and earned performance share awards, and exercises of stock options, stock unit holdings under the Barnes Group Inc. Retirement Savings Plan (RSP), and stock owned through the Barnes Group Inc. Employee Stock Purchase Plan (ESPP). In addition, two-thirds of the value of unvested restricted stock units will

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be credited toward ownership guidelines. Shares granted by the Company (100% of the after tax value of equity grants vesting, or options exercised) must be retained until you have met your ownership guidelines. Once met, your multiple of salary requirement converts into a “fixed” number of shares needed to meet that requirement. Going forward, participants must maintain, at minimum, their “fixed” number of shares while employed with the
Company in an ownership designated position. While there is no specific timeframe requirement for achieving the ownership requirement, participants are expected to make steady progress and maintain ownership of any shares realized through vesting of restricted stock units, performance share awards, and stock option exercises.

In addition to your annual salary and incentive compensation, Barnes Group Inc. offers a comprehensive employee benefits package, including:

•	Medical and Prescription Drug Insurance (contributory on a pre-tax cost-sharing basis).

•	Dental Insurance (contributory on a pre-tax cost-sharing basis).

•	Vision Insurance (contributory).

•	Employee Stock Purchase Plan featuring a 5% discount off fair market value of Barnes Group Inc. stock, subject to statutory limits.

•	Retirement Savings 401(k) Plan with a Company matching contribution of 50% on the first 6% of your pre-tax contributions. The Plan offers a wide range of investment funds to choose from.

•	4% Retirement Contribution (Company funded based on eligible earnings) deposited annually into your Retirement Savings 401(k) Account.

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4% Retirement Contribution to the Defined Contribution Retirement Benefit Equalization Plan (DC RBEP) for eligible compensation in excess of annual IRS limits ($280,000 for 2019), deposited annually into your Retirement Savings 401(k) Account.

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Participation in the Company's Executive Group Term Life Insurance Plan (EGTLIP), effective on your date of employment. EGTLIP provides a death benefit equal to four times salary. EGTLIP is an individual policy that you own and, as such, the policy is portable. Barnes Group Inc. pays the premium for as long as you remain with the Company.

•	Accidental Death and Dismemberment Insurance up to $100,000 (non-contributory).

•	Optional Employee Term Life Insurance of 1 to 6 times annual salary (contributory).

•	Optional Dependent Term Life Insurance of up to $250,000 for a spouse and up to $10,000 for each dependent child, as applicable (contributory).

•	Short-term Disability coverage, with a benefit of up to 26 weeks’ salary continuation (non-contributory).

•	Long-term Disability coverage with a benefit of 50% of covered earnings (non-contributory).

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•	Supplemental Long-term Disability coverage available in increments of 10% and 16 2/3% (contributory and subject to plan limits).

•	Business Travel Accident Insurance.

•	Education Assistance Program.

You will receive additional information regarding our benefit programs as part of our Onboarding process or by accessing the Benefits 360 website. Most coverage, subject to your enrollment, will become effective the first day of the month following your date of hire. Coverage under the Company’s Short-term and Long-term Disability plans begin on the first day of the calendar month following the completion of 90 days’ continuous service.

As an Officer of the Company, you are entitled to coverage for an annual executive physical and financial planning assistance. The executive physical benefit provides reimbursement for expenses associated with an annual physical examination with a provider of your choice. The financial planning benefit provides reimbursement for professional financial planning assistance, tax planning, and/or tax preparation services, up to a maximum of $8,000 (for the first year) and a maximum of $4,000 per year thereafter. There is no tax gross up associated with these benefits.

The Company provides a competitive relocation assistance program, including an allowance for incidental moving expenses of $10,000, grossed up for applicable withholding taxes, payable on your employment date. This benefit will be available to you for one year after your hire date and repayable to the Company should you voluntarily terminate your employment within one (1) year of actual relocation commencement.

You will be entitled to four weeks of vacation annually (commencing in 2020) as well as eligible for a total of thirteen company-paid holidays (which includes 3 to 4 floating holidays annually).

All prospective Barnes Group employees are required to pass a drug screening for the presence of illegal or unauthorized drugs. In addition, if we determine that your position may involve access to export-controlled technology (including but not limited to, positions at Barnes Aerospace facilities in the United States), for the sole purpose of complying with U.S. law regarding such technology, you may be required to provide documentary evidence that you are a “U.S. person” for purposes of U.S. export control laws, i.e., a U.S. citizen, a U.S. lawful permanent resident (green card holder), or have been and certain persons granted asylum or refugee status under 8 U.S.C. 1324b(a)(3). Acceptable forms of evidence of U.S. person status are: (1) a United States Passport (unexpired); (2) a United States Passport Card (unexpired); (3) a Lawful Permanent Resident Card (unexpired); (4) an original or certified copy of a birth certificate issued by a U.S. government agency and bearing a seal or watermark; (5) a certificate of birth abroad or report of birth abroad; or (6) an original certificate of naturalization. If you are not a U.S. person, it will be necessary to obtain U.S. government export licenses before you can begin work, and you may be asked to provide detailed information regarding all existing and prior citizenships and countries of lawful permanent residency and other personal information necessary to support the license application process.

This offer of employment is contingent upon your drug test yielding satisfactory results as well as successful completion of reference and background checks, and, where we deem it necessary to comply with U.S. export laws, documentary evidence of U.S. person status or, if you are not a U.S. person, U.S. government approval of export

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licenses necessary to authorize your access to export-controlled technology. Additionally, this offer is contingent on you completing the Officer Questionnaire that Barnes Group requires to comply with federal securities laws.

Due to the nature of the role that is being offered to you, and our interest in protecting Barnes Group’s confidential information that will be shared with you during your employment, our offer of employment is subject to, and contingent upon, you agreeing to the following:

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You will not, directly or indirectly, either through your own activities or those of any other person, company, entity or enterprise, hire or solicit or facilitate or arrange for the hiring or solicitation of any person who is an employee of the Company or any affiliate of the Company (“affiliate”) or any employee who has terminated his or her employment with the Company or any of its affiliates within the prior twelve (12) month period, or encourage any such employee to leave such employment, in each case during the two (2) year period following the date on which your employment ends for any reason.

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For the two (2) year period following the date on which your employment ends for any reason, you will not intentionally or knowingly, directly or indirectly, either through your own activities or those of any other person, firm, company, entity or enterprise, (i) interfere with the Company’s or any of its affiliates relationship with, or endeavor to entice away from the Company or any of its affiliates, any individual, person, firm, or other business entity who at any time during your employment with the Company, was a customer of the Company or any of its affiliates or otherwise had a material business relationship with the Company or any of its affiliates, or (ii) discourage, or attempt to discourage, any individual, person, firm, or business entity from doing business with the Company or any of its affiliates.

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For the eighteen (18) month period following the date on which your employment ends for any reason, you will not own, manage, operate, join, control, be employed by or with, render services to, or participate in any manner with any business which competes with the business conducted by the Company or any of its affiliates anywhere in the Restricted Area during the two (2) years immediately preceding the end of your employment with the Company where doing so will require you to provide the same or substantially similar services to such competitive business as those which you provided to the Company during your employment.  “Restricted Area” means (a) the geographic territory in which you worked, represented the Company, or had business contact with the Company’s and its affiliates’ customers and/or suppliers and (b) anywhere the Company is doing business where your use or disclosure of the Company’s or its affiliates’ confidential information (whether for your own benefit or on behalf of a competitor) could materially disadvantage the Company regardless of your physical location.

Both the Company and you acknowledge that the covenants in the above three bullets (collectively, the “Covenants”) are necessary and essential to protect the Company’s confidential information; that the area, duration and scope of the Covenants are reasonable and necessary to protect the Company; that they do not unduly oppress or restrict your ability to earn a livelihood in your chosen profession; that they are not an undue restraint on your trade or any of the public interests that may be involved; and that the Company has a legitimate business purpose in requiring you to abide by the Covenants. You and the Company agree that in the event that a court were to determine that any portion of the above bullet is unreasonable, arbitrary or against public policy, the provisions are to be enforced for such smaller area, shorter duration or narrow scope as shall be determined to be reasonable, non-arbitrary and not against public policy.

You acknowledge and agree that (i) the obligations you are agreeing to under this letter, especially the Covenants, are supported by adequate consideration, none of which you would otherwise be entitled to

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receive, including employment with the Company, base salary, and the other compensation and benefits described in this offer letter and (ii) any violation of this letter agreement would result in irreparable harm and injury to the Company. In the event of a breach or threatened breach by you of the provisions of this letter agreement, you agree that the Company will be entitled to an injunction, without first posting bond and without notice, restraining you from such breach or threatened breach and to any other legal or equitable remedies available to the Company. The Company will also be entitled to all costs and expenses, including reasonable attorneys’ fees from you should you breach this Agreement.

This letter sets forth our offer of employment and is not intended to create an expressed or implied contract of any kind, nor shall it be construed to constitute a promise or contract of lifetime or continuing employment. Your employment with Barnes Group Inc. is at will and may be terminated at any time, with or without cause, by either you or the Company. The terms of this offer supersede and take the place of any prior written or oral offers of employment. Barnes Group Inc. also has the right to change, interpret, withdraw, or add to any of the policies, benefits, terms or conditions of employment at any time. The terms and conditions of this letter may only be amended or modified in writing by me. This offer letter is governed by the internal laws of the state of Connecticut.
If you have any questions with regard to the above, please call Dawn Edwards, Senior Vice President, Human Resources, Barnes Group Inc., at (860) 973-2119.

Stephen, I would appreciate your calling Dawn Edwards at the above number by October, 29, 2019, with your decision.

In addition, to confirm your agreement with the above, please sign, date, and return the enclosed duplicate copy of this letter to Dawn Edwards within three (3) business days of receipt to indicate your acceptance of this offer.

I look forward to your joining the Barnes Group executive team and contributing to the overall success, growth and profitability of the company.

Sincerely,

/s/ PATRICK J. DEMPSEY

Patrick J. Dempsey
President and Chief Executive Officer

Agreed to and accepted:

/s/ STEPHEN MOULE                    October 28, 2019
Stephen Moule                 Date